Exhibit 4.13

AMENDED AND RESTATED INTERCREDITOR AGREEMENT

(ESCROW AGREEMENTS)

This AMENDED AND RESTATED INTERCREDITOR AGREEMENT (ESCROW AGREEMENTS) (this “Agreement”), is dated as of December 24, 2010, and entered into by and among W&T OFFSHORE, INC. (the “First Lien Creditor”), CAPITAL ONE, N.A., in its capacity as agent (in such capacity, with its successors and assigns and any replacement agents, the “Second Lien Agent”) for the Second Lien Creditors, and BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC (“BEEOO”). Defined terms used in this preamble and the recitals below that are defined in the PSA (defined below) are used herein as therein defined, and other defined terms shall have the meanings set forth in Section 1 below.

WHEREAS, BEEOO and First Lien Creditor entered into that certain Purchase and Sale Agreement dated September 14, 2009 (as amended, restated, supplemented or otherwise modified from time to time, the “PSA”) pursuant to which BEEOO purchased the Assets as defined therein from W&T;

WHEREAS, pursuant to the First Lien Security Documents, BEEOO has granted security interests in the Operated Escrow Account and the Non-Operated Escrow Account, and the cash balances on deposits therein (collectively, the “Account Collateral”), in favor of First Lien Creditor as security for the payment and performance of the First Lien Obligations (the “Senior -Liens”),

WHEREAS, BEEOO, the Second Lien Agent and certain financial institutions from time to time party thereto (with their respective successors and assigns, the “Second Lien Lenders”) are parties to a Credit Agreement, dated as of December 24, 2010 (as amended, supplemented, amended and restated, replaced, or otherwise modified from time to time on or prior to the date hereof, the “Second Lien Agreement”); and

WHEREAS, BEEOO and BP Corporation North America Inc. (“BP”) have entered into that certain ISDA Master Agreement, dated October 1, 2009, together with that certain Amended and Restated Schedule of even date herewith and one or more transaction confirmations thereunder (as amended, supplemented, amended and restated, or otherwise modified from time to time, collectively, the “BP Swap Agreement”); and .

WHEREAS, pursuant to the Second Lien Security Documents, BEEOO has granted security interests in the Account Collateral in favor of the Second Lien Creditors as security for the payment and performance of the Second Lien Obligations (the “Junior Liens”); and

WHEREAS, BEEOO had previously entered into a credit facility with PPVA Black Elk Cayman LTD (“PPVA”) and in connection with such credit facility, PPVA, BEEOO and First Lien Creditor had entered into an intercreditor agreement dated November 23, 2010 (“the Prior Agreement”)setting forth the rights and priorities of the parties thereto;

WHEREAS, PPVA no longer has any liens on the Collateral and has been replaced by Capital One as the collateral agent for BP under the terms of the Facility/Swap Intercreditor

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Agreement and as such the parties hereto desire to amend and restate the Prior Agreement to set forth the rights and priorities of the parties hereto.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained and other good and valuable consideration, the existence and sufficiency of which is expressly recognized by all of the parties hereto, the parties agree as follows:

SECTION 1 Definitions.

The following terms, as used herein, have the following meanings:

“Affiliate” means, with respect to any Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with the Person specified.

“Bankruptcy Code” means the United States Bankruptcy Code (11 U.S.C. §101 et seq.), as amended from time to time.

“BEEFC” means Black Elk Energy Finance Corp.

“Collateral” means all First Lien Account Collateral and Second Lien Account Collateral.

“Comparable Second Lien Security Document” means, in relation to any Collateral subject to any First Lien Security Document, that Second Lien Security Document that creates a security interest in the same Collateral.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Creditor” means, as the context may require, the First Lien Creditor and the Second Lien Creditors.

“Enforcement Action” means, with respect to the First Lien Obligations or the Second Lien Obligations, any acceleration thereof, the exercise of any rights and remedies with respect to any Collateral securing such obligations or the commencement or prosecution of enforcement of any of the rights and remedies under, as applicable, the First Lien Documents or the Second Lien Documents, or applicable law, including without limitation the exercise of any rights of setoff or recoupment, and the exercise of any rights or remedies of a secured creditor under the Uniform Commercial Code of an applicable jurisdiction or under the Bankruptcy Code.

“First Lien Account Collateral” means the Operated Escrow Account and the Non-Operated Escrow Account, and the cash balances on deposit therein, in which a Lien is granted or purported to be granted in favor of First Lien Creditor as security for any First Lien Obligation.

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“First Lien Agreement” means the PSA, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement. Any reference to the First Lien Agreement hereunder shall be deemed a reference to any First Lien Agreement then extant.

“First Lien Creditor” means W&T.

“First Lien Discharge Date” means the date on which the First Lien Obligations have been fully paid and performed by BEEOO.

“First Lien Documents” means the First Lien Agreement, the First Lien Security Documents, and all other agreements, certificates, documents, instruments and writings at any time delivered by BEEOO in connection with the First Lien Account Collateral.

“First Lien Obligations” means the P & A Obligations with respect to the Operated Properties and Non-Operated Properties, and the Obligations of BEEOO to fund the Operated Escrow Agreement and the Non-Operated Escrow Account, in all cases as set forth in the PSA; in each of the foregoing cases whether or not allowed or allowable against any Loan Party or its estate in an Insolvency Proceeding. To the extent any payment with respect to any First Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, any Second Lien Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Creditor and the Second Lien Creditors, be deemed to be reinstated and outstanding as if such payment had not occurred.

“First Lien Security Documents” means the Operated Deposit Account Security Agreement and the Non-Operated Deposit Account Security Agreement, together with related Operated Deposit Account Control Agreement and Non-Operated Deposit Account Control Agreement, as defined in the First Lien Agreement, and any other instruments, agreements and documents that grant or purport to grant a Lien in favor of First Lien Creditor on the Account Collateral to secure the First Lien Obligations.

“Insolvency Proceeding” means any proceeding in respect of bankruptcy, insolvency, winding up, receivership, dissolution or assignment for the benefit of creditors, in each of the foregoing events whether under the Bankruptcy Code or any similar federal, state or foreign bankruptcy, insolvency, reorganization, receivership or similar law.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, deed to secure debt, lien, pledge, hypothecation, assignment, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset, and ( c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

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“Loan Party” means BEEOO, BEEFC and each direct or indirect Affiliate or shareholder (or equivalent) of any of BEEOO, BEEFC or any of their respective Affiliates that is now or hereafter becomes a party to any First Lien Document or Second Lien Document.

“Non-Operated Properties Collateral” means the “Senior Lien Collateral and Junior Lien Collateral” as defined in the Non-Operated Properties Intercreditor Agreement. For the avoidance of doubt, the Non-Operated Properties Collateral shall never include any of the First Lien Account Collateral or the Second Lien Account Collateral.

“Person” means, any person, individual, sole proprietorship, partnership, joint venture, corporation, limited liability company, unincorporated organization, association, institution, entity, party, including any government and any political subdivision, agency or instrumentality thereof.

“Post-Petition Interest” means any interest or entitlement to fees or expenses that accrues after the commencement of any Insolvency Proceeding, whether or not allowed or allowable in any such Insolvency Proceeding.

“Second Lien Account Collateral” means the Operated Escrow Account and the Non-Operated Escrow Account, and the cash balances on deposit therein, in which a Lien is granted or purported to be granted in favor of Second Lien Creditors as security for any Second Lien Obligation.

“Second Lien Agreement” means (i) the Second Lien Credit Agreement, as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement and (ii) any other credit agreement, loan agreement, note agreement, promissory note, indenture or other agreement or instrument evidencing or governing the terms of any indebtedness or other financial accommodation that has been incurred to extend, replace, refinance or refund in whole or in part the indebtedness and other obligations outstanding under the Second Lien Credit Agreement or any other agreement or instrument referred to in this clause (ii) in accordance with this Agreement, in each case as amended, supplemented, amended and restated or otherwise modified in accordance with the terms of this Agreement. Any reference to the Second Lien Agreement hereunder shall be deemed a reference to any Second Lien Agreement then extant.

“Second Lien Creditor” means the Second Lien Agent, the Second Lien Lenders, and any other holders of Second Lien Obligations, including replacement Second Lien Lenders and BP.

“Second Lien Documents” means the Second Lien Agreement, the notes from time to time issued thereunder, letters of credit and letter of credit applications with respect thereto, Swap Agreements between any First Lien Creditor and any Loan Party including the BP Swap Agreement, the Second Lien Security Document, and all other agreements, certificates, documents, instruments and writings at any time delivered by any Loan Party in connection therewith.

“Second Lien Obligations” means (i) all principal of and interest (including without limitation any Post-Petition Interest) and premium (if any) on all loans made pursuant to the

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Second Lien Agreement, (ii) all reimbursement obligations (if any) and the interest thereon (including without limitation any Post-Petition Interest) with respect to any letter of credit or similar instruments issued pursuant to the Second Lien Agreement, (iii) all Swap Obligations of any Loan Party and (iv) all fees, expenses and other amounts payable from time to time pursuant to the Second Lien Documents, in each case whether or not allowed or allowable against any Loan Party or their estates in an Insolvency Proceeding. To the extent any payment with respect to any Second Lien Obligation (whether by or on behalf of any Loan Party, as proceeds of security, enforcement of any right of setoff or otherwise) is declared to be a fraudulent conveyance or a preference in any respect, set aside or required to be paid to a debtor in possession, the First Lien Creditor, receiver or similar Person, then the obligation or part thereof originally intended to be satisfied shall, for the purposes of this Agreement and the rights and obligations of the First Lien Creditor and the Second Lien Creditors, be deemed to be reinstated and outstanding as if such payment had not occurred.

“Second Lien Security Documents” means Security Agreement dated as of December 24, 2010 between BEEOO and Second Lien Agent on behalf of the Second Lien Creditors, and any instruments, agreements and documents that grant or purport to grant a Lien in favor of Second Lien Creditors on the Account Collateral to secure Second Lien Obligations.

“Swap Agreement” has the meaning given such term in the Second Lien Agreement (as in effect on the date hereof).

“Swap Obligations” means, relative to any Person, any obligations of such Person under a Swap Agreement.

“Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided that, if, relative to any financing statement or by reason of applicable law, the perfection or the effect of perfection or non-perfection of the security interests granted pursuant to the applicable First Lien Documents or Second Lien Documents is governed by the Uniform Commercial Code as in effect in a jurisdiction of the United States other than New York, then, “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in such other jurisdiction for purposes of this Agreement and the provisions of each First Lien Document and Second Lien Document and any financing statement relating to such perfection or effect of perfection or non-perfection.

SECTION 2 Obligations and Lien Priorities.

2.1 Subordination of Junior Liens

(a) Until the First Lien Discharge Date, any and all Liens now existing or hereafter created or arising in favor of any Second Lien Creditor affecting the Collateral securing the Second Lien Obligations, regardless of how acquired, whether by grant, statute, operation of law, subrogation or otherwise, are expressly subordinated and junior in priority, operation and effect to any and all Liens now existing or hereafter created or arising in favor of the First Lien Creditor affecting the Collateral securing the First Lien Obligations, notwithstanding (i) anything to the contrary contained in any agreement or filing to which any Second Lien Creditor may now or hereafter be a party, and regardless of the time, order or method of grant, attachment,

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recording or perfection of any financing statements or other Liens or any defect or deficiency or alleged defect or deficiency in any of the foregoing, (ii) any provision of the Uniform Commercial Code or any applicable law or any First Lien Document or Second Lien Document or any other circumstance whatsoever and (iii) the fact that any such Liens in favor of First Lien Creditor affecting the Collateral securing any of the First Lien Obligations are (x) subordinated to any Lien securing any obligation of any Loan Party other than the Second Lien Obligations or (y) otherwise subordinated, voided, avoided, invalidated or lapsed. Any and all such Liens affecting the Collateral securing the First Lien Obligations shall be and remain senior in right, priority, operation and effect to any Liens affecting the Collateral securing Second Lien Obligations for all purposes, whether or not any such Liens affecting the Collateral securing First Lien Obligations are subordinated in any respect to any other Liens affecting the Collateral securing other indebtedness of BEEOO, BEEFC or any other Loan Party.

(b) Each of the Second Lien Agent, for itself and on behalf of each Second Lien Creditor, and the First Lien Creditor, agrees that it shall not (and hereby waives any right to) contest or support any other Person in contesting, in any proceeding (including any Insolvency Proceeding), the validity, extent, perfection, priority or enforceability of any Lien held by or on behalf of the First Lien Creditor in the Collateral or by or on behalf of any of the Second Lien Creditors in the Collateral, respectively; provided that nothing in this Agreement shall be construed to prevent or impair the rights of the First Lien Creditor, the Second Lien Agent or any other Second Lien Creditor to enforce this Agreement, including the priority of the Liens as provided herein.

(c) The subordination of Liens affecting the Collateral securing the Second Lien Obligations described herein affects only the relative priority of those Liens, and does not subordinate the Second Lien Obligations in right of payment to the First Lien Obligations. Nothing in this Agreement will affect the entitlement of any Second Lien Creditor to receive and retain required payments of interest, principal, and other amounts in respect of the Second Lien Obligations unless the receipt is expressly prohibited by, or results from the Second Lien Creditor’s breach of, this Agreement.

2.2 Nature of First Lien Obligations. The Second Lien Agent on behalf of itself and the other Second Lien Creditors acknowledges that the terms of the First Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the First Lien Obligations may be increased, replaced or refinanced, in each event, in accordance with Section 6.1 and without affecting the provisions hereof. The First Lien Creditor acknowledges that the terms of the Second Lien Obligations may be modified, extended or amended from time to time, and that the aggregate amount of the Second Lien Obligations may be replaced or refinanced, in each event, in accordance with Section 6.2 and without affecting the provisions hereof. The Lien priorities provided in Section 2.1 (as modified by Section 2.4) shall not be altered or otherwise affected by any such amendment, modification, supplement, extension, repayment, reborrowing, increase, replacement, renewal, restatement or refinancing of either the First Lien Obligations or the Second Lien Obligations, or any part thereof.

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2.3 Agreements Regarding Actions to Perfect Liens.

(a)(i) BEEOO will cause each Second Lien Security Document to include the following language, or language comparable thereto:

“Notwithstanding anything herein to the contrary, the Lien and security interest affecting the Collateral granted to Second Lien Agent pursuant to this Agreement and the exercise of any right or remedy by Second Lien Agent hereunder are subject to the provisions of the Amended and Restated Intercreditor Agreement (Escrow Agreements), dated December 24, 2010 (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Intercreditor Agreement”), among W&T Offshore, Inc., Capital One, N.A., as Second Lien Agent, and Black Elk Energy Offshore Operations, LLC, and other persons party or that may become party thereto from time to time. If there is a conflict between the terms of the Intercreditor Agreement and this Agreement, the terms of the Intercreditor Agreement will control.”

(ii) Pursuant to the Prior Agreement, BEEOO has caused language identical to the foregoing to be included in the Second Lien Security Documents entered into (or amended) comtemporaneously therewith, except that such language refers to the Prior Agreement and to PPVA as the Second Lien Agent. All parties hereto acknowledge that, notwithstanding the reference in the above language to the Prior Agreement, said language now refers to this Agreement, it being an amendment and restatement of the Prior Agreement, and that the rights and privileges afforded by said language inure to the benefit of the First Lien Creditor hereunder, said parties being the successors in interest to the First Lien Creditor under the Prior Agreement. Each party hereto recognizes the efficacy of such language in respect of this Agreement and will take such steps and actions as are reasonably necessary to carry out the intent of said language in accordance with the terms of this Agreement, notwithstanding its reference to the Prior Agreement.

(b) Reserved.

2.4 Use of Account Collateral.

(a) Notwithstanding anything to the contrary in this Agreement, First Lien Creditor shall have the sole right and obligation to release Account Collateral to BEEOO from time to time in accordance with the terms of the First Lien Agreement as reimbursement for performed P&A Obligations.

(b) First Lien Creditor shall have the right and obligation to release Account Collateral from time to time in accordance with the terms of the First Lien Agreement in order to provide Operated Other Collateral, Operated Additional Security, Non-Operated Other Collateral, or Non-Operated Additional Security, but only upon the grant by BEEOO of a Comparable Second Lien Security Document affecting such Operated Other Collateral, Operated Additional Security, Non-Operated Other Collateral, or Non-Operated Additional Security.

2.5 Certain Agreements with Respect to Unenforceable Liens. Notwithstanding anything to the contrary contained herein, if in any Insolvency Proceeding a determination is made that any Lien encumbering any Collateral securing the First Lien Obligations is not

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enforceable for any reason, then the Second Lien Agent and the Second Lien Creditors agree that any distribution or recovery they may receive with respect to, or allocable to, the value of the assets intended to constitute such Collateral or any proceeds thereof shall (for so long as the First Lien Discharge Date has not occurred) be segregated and held in trust and forthwith paid over to the First Lien Creditor in the same form as received without recourse, representation or warranty, but with any necessary endorsements or as a court of competent jurisdiction may otherwise direct until such time as the First Lien Discharge Date has occurred. Until the First Lien Discharge Date occurs, the Second Lien Agent, for itself and on behalf of each other Second Lien Creditor, hereby appoints the First Lien Creditor, and any officer or agent of the First Lien Creditor, with full power of substitution, the attorney-in-fact of each Second Lien Creditor for the limited purpose of carrying out the provisions of this Section and taking any action and executing any instrument that the First Lien Creditor may deem necessary or advisable to accomplish the purposes of this Section, which appointment is irrevocable and coupled with an interest.

2.6 Reserved

2.7 Reserved

SECTION 3 Enforcement Rights.

3.1 Enforcement. Until the occurrence of the First Lien Discharge Date, whether or not an Insolvency Proceeding has been commenced by or against any Loan Party:

(a) The Second Lien Agent and the Second Lien Creditors:

(i) shall not take any Enforcement Action with respect to any Collateral or exercise rights with respect to a Lien affecting the Collateral securing a Second Lien Obligation,

(ii) will not contest, protest or object to, or take any other action that may impair, any collection or foreclosure proceeding or action with respect to the Collateral brought by the First Lien Creditor or any other exercise by the First Creditor, of any rights and remedies under the First Lien Documents or otherwise with respect to the Collateral, and

(iii) will not object to the forbearance by the First Lien Creditor from bringing or pursuing any collection or foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Collateral.

(b) The First Lien Creditor shall have the exclusive right to take and continue any Enforcement Action with respect to the Collateral, without any notification to, consultation with or consent of the Second Lien Agent or any other Second Lien Creditor. Upon the occurrence and during the continuance of a default or an event of default under the First Lien Documents, subject to the provisions of this Agreement and applicable law, the First Lien Creditor may take and continue any Enforcement Action with respect to the Collateral in such order and manner as it may determine in its sole discretion.

(c) Notwithstanding the preceding section 3.1(a) or (b), Second Lien Creditors may:

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(i) Reserved.

(ii) file a proof of claim or statement of interest, vote on a plan of reorganization (including a vote to accept or reject a plan of reorganization (including a vote to accept or reject a plan of partial or complete liquidation, reorganization, arrangement, composition or extension)), and make other filings, arguments, and motions, with respect to the Second Lien Obligations and the Collateral in any insolvency proceeding commenced by or against any grantor, in each case in accordance with this Agreement;

(iii) take action to create, perfect, preserve or protect its Lien on the Collateral, so long as such actions are not adverse to the priority status in accordance with this Agreement of Liens on the Collateral securing the First Lien Obligations or the First Lien Creditors’ rights to exercise remedies;

(iv) file necessary pleadings in opposition to a claim objecting to or otherwise seeking disallowance of a Second Lien Obligation or a Lien on the Collateral securing the Second Lien Obligations;

(v) join (but not exercise any control over) a judicial foreclosure or Lien enforcement proceeding with respect to the Collateral initiated by the First Lien Creditor, to the extent that such action could not reasonably be expected to interfere materially with the Enforcement Actions of the First Lien Creditor, but no Second Lien Creditor may receive any proceeds thereof unless expressly permitted in this Agreement; and

(vi) bid for or purchase Collateral at any public, private or judicial foreclosure upon such Collateral initiated by any First Lien Creditor or any sale of Collateral during an insolvency proceeding; provided that such bid may not include a “credit bid” in respect of any Second Lien Obligations unless the proceeds of such bid are otherwise sufficient to cause the discharge of the First Lien Obligations.

(d) No Second Lien Creditor will contest, protest or object to, or take any action to hinder, and each waives any and all claims with respect to, any Enforcement Action by the First Lien Creditor.

(e) First Lien Creditor shall have no implied duty to Second Lien Creditors or any Loan Party as to any property belonging to any Loan Party (whether or not the same constitutes Collateral) in its possession or control or in the possession or control of any of its agents or nominees, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

3.2 Reserved.

3.3 Judgment Creditors. In the event that any Second Lien Creditor becomes a judgment Lien creditor in respect of Collateral as a result of its enforcement of its rights as an unsecured creditor, such judgment Lien shall be subject to the terms of this Agreement for all purposes (including in relation to the Senior Liens and the First Lien Obligations) to the same

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extent as all other Liens securing the Second Lien Obligations (created pursuant to the Second Lien Security Documents) subject to this Agreement.

3.4 No Additional Rights For Loan Parties Hereunder. Except as provided in Section 3.5, if either any First Lien Creditor or Second Lien Creditor shall enforce its rights or remedies in violation of the terms of this Agreement, no Loan Party shall be entitled to use such violation as a defense, to any action by such party, nor to assert such violation as a counterclaim or basis for set off or recoupment against any First Lien Creditor or Second Lien Creditor, as applicable.

3.5 Actions Upon Breach.

(a) If any:

(i) Second Lien Creditor, in violation of this Agreement, commences or participates in any action or proceeding against any Loan Party with respect to the Collateral, or the Collateral, such Loan Party, with the prior written consent of the First Lien Creditor, may interpose as a defense or dilatory plea the making of this Agreement, and the First Lien Creditor may intervene and interpose such defense or plea in its name or in the name of any of such Loan Party.

(ii) First Lien Creditor, in violation of this Agreement, commences or participates in any action or proceeding against any Loan Party with respect to the Collateral, or the Collateral, such Loan Party, with the prior written consent of the Second Lien Agent, may interpose as a defense or dilatory plea the making of this Agreement, and any Second Lien Creditor may intervene and interpose such defense or plea in its or their name or in the name of such Loan Party.

(b) Should any:

(i) Second Lien Creditor, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, the First Lien Creditor (in its own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such Second Lien Creditor by injunction, specific performance and/or other appropriate equitable relief, it being understood and agreed by the Second Lien Agent on behalf of each Second Lien Creditor that (A) the First Lien Creditor’s damages from its actions may at that time be difficult to ascertain and may be irreparable, and (B) each Second Lien Creditor waives any defense that the Loan Parties and/or the First Lien Creditor cannot demonstrate damage and/or be made whole by the awarding of damages.

(ii) First Lien Creditor, contrary to this Agreement, in any way take, attempt to or threaten to take any action with respect to the Collateral (including, without limitation, any attempt to realize upon or enforce any remedy with respect to this Agreement), or fail to take any action required by this Agreement, any Second Lien Creditor (in its or their own name or in the name of the relevant Loan Party) or the relevant Loan Party may obtain relief against such First Lien Creditor by injunction,

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specific performance and/or other appropriate equitable relief, it being understood and agreed by the First Lien Creditor that (A) the Second Lien Creditors’ damages from its actions may at that time be difficult to ascertain and may be irreparable, and (B) First Lien Creditor waives any defense that the Loan Parties and/or the Second Lien Creditors cannot demonstrate damage and/or be made whole by the awarding of damages.

SECTION 4 Application Of Proceeds Of Collateral; Dispositions And Releases Of Collateral; Insurance.

4.1 Application of Proceeds; Turnover Provisions.

(a) All proceeds of Collateral (including without limitation any interest earned thereon) resulting from the sale, collection or other disposition of Collateral in connection with or resulting from any Enforcement Action with respect to the Collateral, and whether or not pursuant to an Insolvency Proceeding, shall be distributed as follows:

(i) first to the First Lien Creditor for application to the First Lien Obligations in accordance with the terms of the First Lien Documents,

(ii) second to the relevant Creditors for the payment of costs and expenses of such Creditors in connection with such Enforcement Actions,

(iii) third to the Second Lien Agent for application to the Second Lien Obligations in accordance with the terms of the Second Lien Documents,

(iv) thereafter, after the date that all Second Lien Obligations have been satisfied and paid in full in cash, to the Loan Parties or to whomever may be lawfully entitled to receive the same or as a court of competent jurisdiction may direct.

(b) Until the occurrence of the First Lien Discharge Date, any Collateral, including without limitation any such Collateral constituting proceeds, that may be received by any Second Lien Creditor in violation of this Agreement shall be segregated and held in trust and promptly paid over to the First Lien Creditor for application in accordance with clause (a) above, in the same form as received, with any necessary endorsements, and each Second Lien Creditor hereby authorizes the First Lien Creditor to make any such endorsements as agent for the Second Lien Agent (which authorization, being coupled with an interest, is irrevocable).

4.2 Releases of Junior Liens.

(a) If, in connection with (i) any disposition of any Collateral permitted under the terms of the First Lien Documents or (ii) the enforcement or exercise of any rights or remedies with respect to the Collateral, including any disposition of any Collateral or (iii) an Insolvency Proceeding and the entry of an order by the bankruptcy court authorizing any disposition of any Collateral, the First Lien Creditor releases any of the Liens affecting the Collateral securing First Lien Obligations (a “Release”), other than any such Release granted following the First Lien Discharge Date, then the Liens securing the Second Lien Obligations on such Collateral will be automatically, unconditionally and simultaneously released; provided that, (x) in the case of a disposition of Collateral in accordance with clause (i) above, the Liens affecting the Collateral

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securing Second Lien Obligations may not be so Released if such disposition is not permitted under the terms of the Second Lien Documents and (y) in the case of a disposition of Collateral in accordance with clauses (ii) or (iii) above, the Liens securing Second Lien Obligations may not be so Released if the proceeds of such disposition are not applied to repay the First Lien Obligations.

(b) The Second Lien Agent and the Second Lien Creditors shall promptly execute and deliver such release documents and instruments and shall take such further actions as the First Lien Creditor shall reasonably request to evidence any release of the Junior Liens described in paragraph (a). The Second Lien Agent, for itself and on behalf of Second Lien Creditors, hereby appoints the First Lien Creditor and any officer or duly authorized person of the First Lien Creditor, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Second Lien Agent and in the name of the Second Lien Agent or in the First Lien Creditor’s own name, from time to time, in the First Lien Creditor’s sole discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purpose of this paragraph, including, without limitation, any financing statements, endorsements, assignments, releases or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). Notwithstanding anything herein to the contrary, no provision of this Section 4.2(b) shall have any effect on the obligations of any Loan Party under the Second Lien Documents with respect to any such release of such Collateral.

4.3 Reserved.

SECTION 5 Insolvency Proceedings.

5.1 Financing Matters. If any Loan Party becomes subject to any Insolvency Proceeding, and if the First Lien Creditor desires (1) to consent (or not object) to the use of cash collateral (other than any cash collateral consisting of Non-Operated Properties Collateral) under the Bankruptcy Code or (2)(A) to provide financing to any Loan Party under the Bankruptcy Code or (B) to consent (or not object) to the provision of such financing to any Loan Party by any third party (other than any such financing, in the case of either (A) or (B), to the extent it is secured by the Non-Operated Properties Collateral) (“DIP Financing”), or (3) to consent to the Liens securing any DIP Financing (other than any Liens on the Non-Operated Properties Collateral) (“DIP Financing Liens”), then the Second Lien Agent agrees, on behalf of itself and the other Second Lien Creditors, that, until the First Lien Discharge Date, each Second Lien Creditor (i) will be deemed to have consented to, will raise no objection to, nor support any other Person objecting to, the use of such cash collateral or to such DIP Financing and DIP Financing Liens, unless (A) the First Lien Creditor, or a representative authorized by the First Lien Creditor shall then oppose or object to such DIP Financing or DIP Financing Liens, or (B) such DIP Financing Liens are not senior to, or do not rank pari passu with, the Liens securing the First Priority Liens, (ii) will not request or accept any form of adequate protection or any other relief in connection with the sale, use or lease of such cash or other collateral (other than the Non-Operated Properties Collateral) or such DIP Financing except as set forth in paragraph 5.4 below, (iii) will subordinate (and will be deemed hereunder to have subordinated) the Liens (other than the Liens on the Non-Operated Properties Collateral) securing the Second Priority Obligations

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(x) to such DIP Financing Liens with the same terms and conditions as the Liens securing the First Lien Obligations are subordinated thereto (and such subordination will not alter in any manner the terms of this Agreement), (y) to any adequate protection provided to the First Lien Creditor and (z) to any “carve-out” for professional and United States Trustee fees agreed to by the First Lien Creditor, and (iv) agrees that notice received five (5) business days prior to the entry of an order approving such usage of cash collateral or approving such financing shall be adequate notice.

5.2 Relief From the Automatic Stay. The Second Lien Agent agrees, on behalf of itself and the other Second Lien Creditors, that none of them will, seek relief from the automatic stay or from any other stay in any Insolvency Proceeding or take any action in derogation thereof, in each case in respect of the Second Lien Obligations or any Collateral, without the prior written consent of the First Lien Creditor.

5.3 Adequate Protection.

(a) The Second Lien Agent, on behalf of itself and the other Second Lien Creditors, agrees that none of them shall, with respect to any collateral held by a First Lien Creditor (other than the Non-Operated Properties Collateral) object, contest, or support any other Person objecting to or contesting, (i) any request by the First Lien Creditor for adequate protection or (ii) any objection by the First Lien Creditor to any motion, relief, action or proceeding based on a claim of a lack of adequate protection.

(b) The First Lien Creditor will not raise any objection to a request by the Second Lien Creditors (and the Second Lien Creditors may make requests) for (i) adequate protection payments in the form of the Second Lien Creditors retaining a Lien on the Collateral (including proceeds thereof arising after the commencement of such proceeding) with the same priority in relation to the First Lien Creditor as existed prior to the commencement of the insolvency or liquidation proceedings as contemplated by clause (a) above, (ii) the Second Lien Creditor receiving a replacement Lien on post-petition assets with the same priority relative to the Liens securing First Lien Obligations as existed immediately prior to the commencement of the Insolvency proceeding, and (iii) a superpriority claim on the Non-Operated Properties Collateral or, provided that such claim is junior in all respects to the superpriority claims granted to the First Lien Creditor, collateral other than the Non-Operated Properties Collateral; provided that, (A) all such Liens, if granted, will be subordinate to all Liens securing the First Lien Obligations (including, without limitation, the first lien adequate protection liens and any “carve-out” agreed to by the First Lien Creditor) and any Liens securing DIP Financing, but excluding any such Liens on the Non-Operated Properties Collateral) on the same basis as the other Liens securing the Second Lien Obligations are so subordinated under this Agreement and (B) all such superpriority claims on collateral other than the Non-Operated Properties Collateral, if granted, are junior in all respects to the superpriority claims granted to the First Lien Creditor on account of any of the First Lien Obligations or granted with respect to the DIP Financing or use of cash collateral on the same basis as the other Liens securing the Second Lien Obligations are so subordinated under this Agreement and the Second Lien Creditors shall have irrevocably agreed that any such junior superpriority claims may be paid under any plan of reorganization in any combination of cash, debt, equity or other property having a value on the effective date of such plan equal to the allowed amount of such junior superpriority claims. Notwithstanding anything

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contained in this Agreement to the contrary, if, in connection with any Insolvency Proceeding, (A) the First Lien Creditor seeks or requests adequate protection with respect to any collateral held by the First Lien Creditor (other than the Non-Operated Properties Collateral) in the form of a Lien on additional collateral, the Second Lien Agent may, for itself and on behalf of the other Second Lien Creditors, seek or request adequate protection in the form of a Lien on such additional collateral, which Lien will be subordinated to the Liens securing First Priority Obligations and DIP Financing Liens on the same basis as the other Liens securing Second Priority Obligations are subordinated to the Liens securing First Priority Obligations under this Agreement or (B) any Second Lien Creditor is granted adequate protection in the form of a Lien on additional collateral, the First Lien Creditor, be granted adequate protection in the form of a Lien on such additional collateral that is senior to such Liens securing Second Lien Obligations as security for the First Lien Obligations.

(c) Nothing in Section 5.3(a) or Section 5.3(b) shall modify the rights of the Second Lien Creditor as holder of the Liens on the Non-Operated Properties Collateral relating to adequate protection in respect thereof, it being understood that such matters are addressed in the Non-Operated Properties Intercreditor Agreement.

5.4 Avoidance Issues. If the First Lien Creditor is required in any Insolvency Proceeding or otherwise to disgorge, turn over or otherwise pay to the estate of any Loan Party, because such amount was avoided or ordered to be paid or disgorged for any reason, including without limitation because it was found to be a fraudulent or preferential transfer, any amount (a “Recovery”), whether received as proceeds of security, enforcement of any right of set-off or otherwise, then the First Lien Obligations shall be reinstated to the extent of such Recovery and deemed to be outstanding as if such payment had not occurred and the First Lien Discharge Date shall be deemed not to have occurred. If this Agreement shall have been terminated prior to such Recovery, this Agreement shall be reinstated in full force and effect, and such prior termination shall not diminish, release, discharge, impair or otherwise affect the obligations of the parties hereto until such time as the First Lien Discharge Date shall have fully and finally occurred with respect to all such reinstated First Lien Obligations. The Second Lien Creditors agree that none of them shall be entitled to benefit from any avoidance action affecting or otherwise relating to any distribution or allocation made in accordance with this Agreement, whether by preference or otherwise, it being understood and agreed that the benefit of such avoidance action otherwise allocable to them shall instead be allocated and turned over for application in accordance with the priorities set forth in this Agreement.

5.5 Asset Dispositions in an Insolvency Proceeding. Neither the Second Lien Agent nor any other Second Lien Creditor shall, in an Insolvency Proceeding, oppose any sale or disposition of the Collateral that is supported by the First Lien Creditor, and the Second Lien Agent and each other Second Lien Creditor will be deemed to have consented under Section 363 of the Bankruptcy Code (and otherwise) to any sale supported by the First Lien Creditor and to have released their Liens in the Collateral.

5.6 Grants of Security and Separate Classification. Each Second Lien Creditor acknowledges and agrees that (i) the grants of Liens affecting the Collateral pursuant to the First

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Lien Security Documents and Second Lien Security Documents constitute two separate and distinct grants of Liens, and (ii) among other things, because of their differing rights in the Collateral, the Second Lien Obligations are fundamentally different from the First Lien Obligations and must be separately classified in any plan of reorganization proposed or adopted in an Insolvency Proceeding. To further effectuate the intent of the parties as provided in the immediately preceding sentence, if it is held that the claims of the First Lien Creditor and Second Lien Creditors constitute only one secured claim (rather than separate classes of senior and junior secured claims), then the Second Lien Creditors hereby acknowledge and agree that all distributions shall be made as if there were separate classes of senior and junior secured claims against the Loan Parties in respect of the Collateral with the effect being that, to the extent that the aggregate distributions are sufficient (for this purpose ignoring all claims held by the Second Lien Creditors), the First Lien Creditor shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claim, all amounts owing in respect of Post-Petition Interest before any distribution is made in respect of the claims held by the Second Lien Creditors, with the Second Lien Creditors hereby acknowledging and agreeing to turn over to the First Lien Creditor amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Second Lien Creditors.

5.7 Plans of Reorganization. Each of the First Lien Creditor and the Second Lien Agent, on behalf of the Second Lien Creditors, agrees that, without the written consent of the other, it will not seek to vote with the other as a single class in connection with any plan of reorganization in any insolvency or liquidation proceeding. The Second Lien Creditors may vote on any plan of reorganization (including, without limitation, the right to vote to accept or reject any plan of partial or complete liquidation, reorganization, arrangement, composition or extension) to the extent not inconsistent with the terms of this Agreement.

5.8 Effectiveness in Insolvency Proceedings. This Agreement, which the parties hereto expressly acknowledge is a “subordination agreement” under section 510(a) of the Bankruptcy Code, shall be effective before, during and after the commencement of Insolvency Proceeding. All references in this Agreement to any Loan Party shall include such Loan Party as a debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

5.9 Post-Petition Interest.

(a) No Second Lien Creditor may oppose or seek to challenge any claim by First Lien Creditor for allowance or payment in any Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Interest.

(b) First Lien Creditor may not oppose or seek to challenge in an Insolvency Proceeding a claim by a Second Lien Creditor for allowance of Second Lien Obligations consisting of Post-Petition Interest; provided, however that (i) if the First Lien Creditor shall have made a claim for allowance or payment in such Insolvency Proceeding of First Lien Obligations consisting of Post-Petition Interest, such claim (1) shall also have been approved or (B) will be approved contemporaneously with the approval of such claim by any Second Lien Creditor and (ii) First Lien Creditor may oppose or seek to challenge any such claim by such Second Lien Creditor.

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SECTION 6 First Lien Documents and Second Lien Documents.

6.1 Amendments to First Lien Documents. Unless a similar amendment, supplement or modification to the applicable Second Lien Document has been, or is concurrently being, made, without the prior written consent of the Second Lien Agent, the First Lien Documents may not be amended, supplemented, modified, increased, restated, refinanced or replaced to the extent such amendment, supplement, modification, restatement, refinancing or replacement, or the terms of any new First Lien Agreement, would (i) contravene the provisions of this Agreement, (ii) increase the outstanding aggregate amount of the P&A Obligations, (iii) take additional collateral as security for the First Lien Obligations (unless such additional collateral is also provided to the Second Lien Agent), or (iv) increase the obligations thereunder of any Loan Party or confer any additional rights on the First Lien Creditor which would be materially adverse to the Second Lien Creditors.

6.2 Restrictions on Second Lien Documents and Amendments to Second Lien Documents. Unless a similar amendment, supplement or modification to the applicable First Lien Document has been, or is concurrently being, made, without the prior written consent of the First Lien Creditor, the Second Lien Agreement may not be amended, supplemented, modified, increased, restated, refinanced or replaced to the extent such amendment, supplement, modification, restatement, refinancing or replacement, or the terms of any new Second Lien Agreement, would (i) contravene the provisions of this Agreement, (ii) take additional collateral as security for the Second Lien Obligations (unless such additional collateral is also provided to the First Lien Creditor), or (iii) increase the obligations thereunder of the Loan Parties or confer any additional rights on the Second Lien Creditors which would be materially adverse to the First Lien Creditor. Notwithstanding the foregoing, the parties hereto (x) acknowledge that the Loan Parties, or anyone or more of them, expect to enter into a new credit facility within three months of the date first written above that is not inconsistent with the terms of the Second Lien Agreement and (y) agree that the foregoing clauses (ii) through (iii) shall not apply to the initial entry into such new credit facility, but will apply to all amendments, supplements, modifications and restatements thereto and all refinancings and replacements thereof.

6.3 Application of First Lien Security Document Amendments to Second Lien Security Documents. In the event the First Lien Creditor enters into any amendment, waiver or consent in respect of any of the First Lien Security Documents (subject to Section 6.1 and the other terms of this Agreement) for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any First Lien Security Document or changing in any manner the rights of any parties thereunder, then such amendment, waiver or consent shall apply automatically to any comparable provision of the Comparable Second Lien Security Document without the consent of or action by any Second Lien Creditor; provided that (A) no such amendment, waiver or consent shall have the effect of removing Collateral subject to the Lien of any Second Lien Security Document, except to the extent that (x) such a release of such Lien is pursuant to Section 4.2 hereof and (y) there is a corresponding release of Collateral subject to the Lien of the First Lien Documents, (B) no such amendment, waiver or consent that materially and adversely affects the rights of the Second Lien Creditors and does not affect the

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First Lien Creditor in a like or similar manner shall apply to the Second Lien Documents without the consent of the Second Lien Agent, (C) no such amendment, waiver or consent shall permit Liens on the Collateral which are not permitted under the terms of the Second Lien Documents, (D) no such amendment, waiver or consent shall impose duties on the Second Lien Agent without its consent and (E) notice of such amendment, waiver or consent shall be given to the Second Lien Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

SECTION 7 Reliance; Waivers; etc.

7.1 Reliance. The First Lien Documents are deemed to have been executed and delivered, and all extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Second Lien Agent, on behalf of it itself and the Second Lien Creditors, expressly waives all notice of the acceptance of and reliance on this Agreement by the First Lien Creditor.

7.2 No Warranties or Liability. The Second Lien Agent acknowledges and agrees that neither the First Lien Creditor has made any representation or warranty with respect to the execution, validity, legality, completeness, collectability or enforceability of any First Lien Document. Except as otherwise provided in this Agreement, the First Lien Creditor will be entitled to manage and supervise their extensions of credit to any Loan Party in accordance with law and their usual practices, modified from time to time as they deem appropriate.

7.3 No Waivers. No right or benefit of any party hereunder shall at any time in any way be prejudiced or impaired by any act or failure to act on the part of such party or any other party hereto or by any noncompliance by any Loan Party with the terms and conditions of any of the First Lien Documents or the Second Lien Documents.

SECTION 8 Representations and Warranties.

8.1 Representations and Warranties. By its signature hereto, each Person signing this Agreement on behalf of a party hereto represents and warrants to the other parties hereto that it is duly authorized to execute this Agreement.

SECTION 9 Miscellaneous.

9.1	Conflicts; Other Agreements.

(a) In the event of any conflict between the provisions of this Agreement and the provisions of any First Lien Document or any Second Lien Document, the provisions of this Agreement shall govern. Notwithstanding the foregoing sentence, in the event of any conflict between the provisions of this Agreement and Section 5 of the Non-Operated Properties Intercreditor Agreement (hereafter defined), Section 5 of the Non-Operated Properties Intercreditor Agreement shall govern.

(b) With respect to mortgage liens on the Non-Operated Properties (as defined in the First Lien Agreement), the provisions of that certain intercreditor agreement dated as of the date hereof, by and among the First Lien Creditor, the Second Lien Agent, The Bank of New York

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Mellon Trust Company, N.A., as Indenture Trustee (the “Notes Trustee”) and in its capacity as Collateral Agent (in such capacity, with its successor and assigns, the “Notes Collateral Agent”), BEEOO, and BEEFC (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Non-Operated Properties Intercreditor Agreement”) shall govern.

(c) Notwithstanding the provisions of Section 9.1(b), with respect to the rights, duties and obligations as between the Second Lien Agent and the Notes Trustee and the Notes Collateral Agent, the provisions of that certain intercreditor agreement, dated as of the date hereof, by and among the Second Lien Agent, as “First Lien Agent” for the First Lien Creditors (as defined therein), the Notes Trustee and Notes Collateral Agent as “Second Lien Trustee” for the Second Lien Creditors (as defined therein), BEEOO, BEEFC and each of the other Loan Parties from time to time party thereto (as amended, supplemented, amended and restated or otherwise modified from time to time, the “First Lien Agent/Second Lien Trustee Intercreditor Agreement”) shall govern.

(d) Notwithstanding the provisions of Section 9.1(b), with respect to the rights, duties and obligations as between the Capital One, N.A, as Administrative Agent under the Second Lien Credit Agreement and the lenders party thereto on the one hand and BP on the other hand, the provisions of that certain intercreditor agreement, dated as of the date hereof, by and between Capital One, N.A., as Administrative Agent for itself and the lenders under the Second Lien Credit Agreement and BP dated of even date herewith (as amended, supplemented, amended and restated or otherwise modified from time to time, the “Capital One/BP Intercreditor Agreement”) shall govern.

(e) Upon execution of this Agreement by the parties hereto and execution of the Non-Operated Properties Intercreditor Agreement by the parties thereto, that certain intercreditor agreement dated as of November 23, 2010 among First Lien Creditor, PPV, and BEEOO (as amended prior to the date hereof, the “Existing Intercreditor Agreement”) shall be of no further force and effect.

9.2 Continuing Nature of Provisions. This Agreement shall continue to be effective, and shall not be revocable by any party hereto, until the First Lien Discharge Date shall have occurred. This is a continuing agreement and the First Lien Creditor may continue, at any time and without notice to the other parties hereto, to extend credit and other financial accommodations, lend monies and provide indebtedness to, or for the benefit of, any Loan Party on the faith hereof.

9.3 Amendments; Waivers. No amendment or modification of any of the provisions of this Agreement shall be effective unless the same shall be in writing and signed by each party hereto. Notwithstanding the foregoing, no Loan Party will have a right to consent to or approve an amendment or modification of this Agreement except to the extent its rights are directly affected. Notwithstanding anything herein to the contrary, no provision of this Section 9.3 shall have any effect on the obligations of the Loan Parties under the Second Lien Documents with respect to any such amendments.

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9.4 Information Concerning Financial Condition of Loan Parties. First Lien Creditor and Second Lien Creditors hereby assume responsibility for keeping themselves informed of the financial condition of the Loan Parties and all other circumstances bearing upon the risk of nonpayment of the First Lien Obligations or the Second Lien Obligations. First Lien Creditor and Second Lien Creditors hereby agree that no party shall have any duty to advise any other party of information known to it regarding such condition or any such circumstances. Other than as required by this Agreement, in the event the First Lien Creditor or the Second Lien Agent, each in its sole discretion, respectively, undertakes at any time or from time to time to provide any information to any other party to this Agreement, it shall be under no obligation (A) to provide any such information to such other party or any other party on any subsequent occasion, (B) to undertake any investigation not a part of its regular business routine, or (C) to disclose any other information.

9.5 Governing Law. This Agreement shall be construed in accordance with and governed by the law of the State of New York, except as otherwise required by mandatory provisions of law and except to the extent that remedies provided by the laws of any jurisdiction other than the State of New York are governed by the laws of such jurisdiction.

9.6 Reserved.

9.7 Notices. Unless otherwise specifically provided herein, any notice or other communication herein required or permitted to be given shall be in writing and may be personally served, telecopied, or sent by overnight express courier service or United States mail and shall be deemed to have been given when delivered in person or by courier service, upon receipt of a telecopy or five (5) days after deposit in the United States mail (certified, with postage prepaid and properly addressed). For the purposes hereof, the addresses of the parties hereto (until notice of a change thereof is delivered as provided in this Section) shall be as set forth below each party’s name on the signature pages hereof, or, as to each party, at such other address as may be designated by such party in a written notice to all of the other parties. The Second Lien Agent agrees to accept and act upon instructions or directions pursuant to this Agreement sent by unsecured e-mail, facsimile transmission or other similar unsecured electronic methods (including pdf files). If the party elects to give the Second Lien Agent e-mail or facsimile instructions (or instructions by a similar electronic method) and the Second Lien Agent in its discretion elects to act upon such instructions, the Second Lien Agent’s understanding of such instructions shall be deemed controlling.

9.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of each of the parties hereto and each of the First Lien Creditor and Second Lien Creditors and their respective successors and assigns, and nothing herein is intended, or shall be construed to give, any other Person any right, remedy or claim under, to or in respect of this Agreement or any Collateral. All references to any Loan Party shall include any Loan Party as debtor-in-possession and any receiver or trustee for such Loan Party in any Insolvency Proceeding.

9.9 Further Assurances. The Second Lien Agent, on behalf of itself and the Second Lien Creditors under the Second Lien Documents, and BEEOO and BEEFC, on behalf of the Loan Parties, agree that it shall take such further action and shall execute and deliver such

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additional documents and instruments (in recordable form, if requested) as the First Lien Creditor may reasonably request to effectuate the terms of and the Lien priorities contemplated by this Agreement.

9.10 Subrogation. The Second Lien Agent, on behalf of itself and the Second Lien Creditors, hereby agrees that it shall not exercise any rights of subrogation they may acquire as a result of any payment hereunder prior to the occurrence of the First Lien Discharge Date.

9.11 Application of Payments. All payments received by the First Lien Creditor may be applied, reversed and reapplied, in whole or in part, to such part of the First Lien Obligations provided for in the First Lien Documents. The Second Lien Agent, on behalf of itself and the Second Lien Creditors, assents to any extension or postponement of the time of payment of the First Lien Obligations or any part thereof and to any other indulgence with respect thereto, to any substitution, exchange or release of any security which may at any time secure any part of the First Lien Obligations and to the addition or release of any other Person primarily or secondarily liable therefore, in each case to the extent undertaken in accordance with this Agreement.

9.12 Specific Performance. The First Lien Creditor, the Second Lien Agent and any other Second Lien Creditor may demand specific performance of this Agreement. The Second Lien Agent, on behalf of itself and the Second Lien Creditors, and the First Lien Creditor, each hereby irrevocably waive any defense based on the adequacy of a remedy at law and any other defense which might be asserted to bar the remedy of specific performance in any action which may be brought by the First Lien Creditor, the Second Lien Agent or any Second Lien Creditor, respectively.

9.13 Headings. Section headings used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting this Agreement.

9.14 Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction.

9.15 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterpart (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement. This Agreement shall become effective when it shall have been executed by each party hereto.

9.16 WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE SECOND LIEN NOTES OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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9.17 Prior Agreement. This Agreement supersedes and replaces the Prior Agreement and is intended by the parties as a final expression of their agreement and is intended as a complete statement of the terms and conditions of their agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

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W&T OFFSHORE, INC., a Texas corporation

By:	/s/ Thomas F. Getter
Thomas F. Getten Vice President and General Counsel

Address for Notices:

9 Greenway Plaza, Suite 300
Houston, TX 77046
Attn: General Counsel
Telephone: (713) 624-7296
Facsimile: (713) 583-2156

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CAPITAL ONE, N.A., as Second Lien Agent for and on behalf of the Second Lien Creditors

By:	/s/ Eric Broussard
Name:	Eric Broussard
Title:	Senior Vice President

Address for Notices:

Eric Broussard
Senior Vice President, Energy Banking
Capital One, N.A.
5718 Westheimer, Suite 1430 Houston, Texas 77057

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BLACK ELK ENERGY OFFSHORE OPERATIONS, LLC, a Texas limited liability company

By:	/s/ James Hagemeier
James Hagemeier Vice President

BLACK ELK ENERGY FINANCE CORP., a Texas corporation

By:	/s/ James Hagemeier
James Hagemeier Vice President

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PPVA executes this Agreement for the sole purpose of acknowledging that it is a restatement of the Prior Agreement and that PPVA is no longer a party hereto and has no further rights or obligations hereunder:

PPVA BLACK ELK (CAYMAN) LTD.

By:	/s/ Daniel Small
Name:	Daniel Small
Title:

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